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                                                                    Exhibit 8.1

                            April
                            15th
                           1 9 9 7


 (213) 669-6467                                                      53,682-025
                                                                      779594.V1

Talbert Medical Management
  Holdings Corporation
3540 Howard Way
Costa Mesa, CA  92626-1417

     Re:  Transferable Rights to Subscribe to Shares
          of Talbert Medical Management Holdings Corporation
          --------------------------------------------------

Ladies and Gentlemen:

     This opinion is delivered to you in connection with the Registration Statement on Form S-1 (No. 333-17679, the "Registration Statement") filed with the Securities and Exchange Commission by Talbert Medical Management Holdings Corporation, a Delaware corporation ("TMMHC"), in connection with the delivery (the "Delivery") to shareholders of FHP International Corporation ("FHP") of transferable rights (the "Rights") to subscribe to shares of TMMHC, as part of the consideration payable in the merger (the "Merger") of FHP and PacifiCare Health Systems, Inc.

     We have reviewed the Registration Statement and have conducted such additional legal and factual investigation as we have deemed necessary or appropriate for purposes of our opinion. Based on that review and investigation, we are of the opinion that the material federal income tax consequences pertaining to the Rights are as follows:


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Page 2 - Talbert Medical Management Holdings Corporation -
         April __, 1997


     1. The initial holders of the Rights will have a tax basis in the Rights equal to their fair market value as of the date of Delivery, and the holding period (for determination of short-term or long-term gains and losses) of the Rights will commence as of such date.

     2. Upon a sale of the Rights, the selling holder will recognize short-term gain or loss equal to the difference between the selling price and the basis, and that gain or loss will be capital in nature if the Rights are (and the Common Stock obtainable on exercise of the Rights would be) a capital asset in the hands of the seller.

     3. If the Rights are not exercised or sold, the holder will have a short-term loss equal to the basis in the Rights.

     4.  No gain or loss will be recognized on exercise of the Rights.

     5. The tax basis of the Common Stock obtained on exercise of the Rights will equal (i) the exercise price under the Rights plus (ii) the basis of the Rights in the hands of the exercising holder (either the fair market value as of the Delivery date or the amount paid to purchase the Rights after such date). The holding period of the Common Stock will commence on the exercise of the Rights.

     6. Upon a subsequent sale of the Common Stock, the seller will recognize gain or loss equal to the difference between the selling price and the basis of the Common Stock. The gain or loss will be capital in nature if the Common Stock represents a capital asset in the hands of the holder, and will be long-term if the sale occurs more than one year after exercise of the Rights.

   This opinion is based on current authorities and upon facts and assumptions as of this date. It is subject to change in the event of a change in the applicable law or a change in the interpretation of such law by the courts or by the Internal


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Page 3 - Talbert Medical Management Holdings Corporation -
         April __, 1997

Revenue Service. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would significantly modify this opinion. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion has no binding effect or official status, and accordingly, no assurance can be given that the position set forth herein will be sustained by a court, if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Merger or the Delivery of the Rights.


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Page 4 - Talbert Medical Management Holdings Corporation -
         April 15, 1997

     This letter is furnished by us as counsel for TMMHC.   We consent to the
filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "THE OFFERING - Certain Federal Income Tax Consequences" in the Prospectus which is included in the Registration Statement.

                                          Respectfully submitted,


                                          O'Melveny & Myers LLP